Exhibit 99.1

Altair Nanotechnologies Reports Second Quarter 2009 Financial Results

RENO, Nev. – August 6, 2009 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), a provider of energy storage systems for clean, efficient power and energy management, today reported financial results for the second quarter ended June 30, 2009.

For the quarter ended June 30, 2009, the Company reported revenues of $(3,000).  Actual gross revenues were $180,000 but this amount was offset by returns from prior years of $183,000.  These returns reduced sales for the current period because it is not the Company’s normal practice to accept customer returns, and consequently a reserve for returns had not been established in prior years.  This total second quarter revenue compares to $1.9 million in net revenue for the same period in 2008. The net loss was $6.4 million, or seven cents per share, compared to a net loss of $5.7 million, or seven cents per share, for the second quarter of 2008. The basic and diluted weighted average shares outstanding for the quarter were 97.4 million, compared to 84.5 million reported in the second quarter of 2008.

Operating expenses of $6.5 million for the second quarter of 2009 were $1.3 million less than the operating expenses of $7.8 million for the second quarter of 2008.  The decrease in operating expenses was primarily a result of lower research and development costs associated with the smaller number of grants on which we are working in 2009 compared to 2008 and the reduced spending associated with the former Life Sciences and Performance Materials groups.

The Company’s cash and cash equivalents increased by $6.8 million, from $21.9 million at March 31, 2009 to $28.7 million at June 30, 2009. This is due primarily to net cash used in operations of approximately $5.8 million which includes the reduction of a restricted cash reserve of $0.5 million required to facilitate currency hedge agreements related to inventory purchases denominated in foreign currencies, purchases of fixed assets of approximately $0.2 million offset by our registered direct stock offering that raised $12.8 million.

The Company’s cash burn rate has been higher throughout the first half of 2009 than it was in the second half of 2008 and that trend is expected to continue into the second half of 2009 as the Company builds up inventory in anticipation of orders towards the end of 2009.  Related to the increased cash burn rate, product inventories are higher by $0.5 million and prepaid expenses by $1.2 million from their respective December 31, 2008 amounts.  The increase in prepaid expenses results almost entirely from a partial payment on the purchase of cells from the Company’s Korean contract manufacturer.  “We have seen a significant slowdown in customer purchase activity as companies wait to see if they can secure funding from the Government as part of the American Reinvestment and Recovery Act of 2009” said Dr. Terry Copeland, Altairnano president and CEO, “but we anticipate that buying activity will begin to pick up as grant money awards are announced.”

The Company’s military business, while all still on track, is experiencing similar delays.  The Company has been in frequent communication with the Army Research Office and the $1.8 million nanosensor grant that the Company expected in late 2008, is still awaiting contract formalization, and is now expected in mid-third quarter of this year.

ALTAIR NANOTECHNOLOGIES REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS

As payment for achieving certain milestones as specified in its contract with Spectrum Pharmaceuticals, the Company is also carrying shares of Spectrum stock with a cost basis of $1.1 million on its balance sheet.  As a result of the increasing share price for this stock during the second quarter of 2009, the temporary impairment of $0.7 million that the Company had recorded against these securities as of March 31, 2009 was reversed and is now being carried on our balance sheet at a $0.7 million gain.  However, the total amount reflected on the balance sheet in the “accumulated other comprehensive loss” account is still negative because of the ongoing impairment allowance associated with the Company’s Auction Rate Securities.

Second Quarter 2009 Conference Call
Altairnano will hold a conference call to discuss its second quarter 2009 results on Thursday, August 6, 2009 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 719-457- 2631. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

An audio replay of the conference call will be available from 2:00 p.m. EDT, Thursday, August 6, 2009 until Midnight EDT, Monday, August 17, 2009. It can be accessed by dialing +1 719-457-0820 and entering conference number 7181544.

Additionally, the conference call and replay will be available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Going beyond lithium ion, Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include battery cells for military artillery, battery packs for hybrid vehicles and energy storage systems for large-scale stationary power services. For more information please visit Altairnano at www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any the early-stage products referred to in this release will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; and that, due to unexpected expenses not accompanied by offsetting revenue, the Company’s use of cash in its operations may exceed budgeted levels.  In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in the Company's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Company expectations or results or any change in events.

ALTAIR NANOTECHNOLOGIES REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS

For Additional Information:

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Marty Tullio
McCloud Communications, LLC
949.553.9748
marty@mccloudcommunications.com

Media Relations:
Jeff Brunings
Director, Strategic Marketing
Altair Nanotechnologies, Inc.
775.856.2500
mediarelations@altairnano.com

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$28,693	$28,088
Restricted cash	1	-
Accounts receivable, net	214	955
Product inventories	642	98
Prepaid expenses and other current assets	1,713	572
Total current assets	31,263	29,713

Investment in available for sale securities	4,849	3,174

Property, plant and equipment, net held and used	11,201	11,637

Property, plant and equipment, net held and not used	2,008	2,377

Patents, net	593	636

Other assets	500	534

Total Assets	$50,414	$48,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$1,295	$749
Accrued salaries and benefits	2,001	1,361
Accrued warranty	36	36
Accrued liabilities	355	765
Current portion of long-term debt	643	736
Total current liabilities	4,330	3,647

Long-term debt, less current portion	46	608

Stockholders' equity

Common stock, no par value, unlimited shares authorized; 105,519,855 and 93,143,271 shares issued and outstanding at June 30, 2009 and December 31, 2008	188,437	180,105
Additional paid in capital	10,479	5,378
Accumulated deficit	(153,670)	(140,892)
Accumulated other comprehensive loss	(195)	(1,873)
Total Altair Nanotechnologies, Inc’s stockholders’ equity	45,051	42,718
Noncontrolling interest in subsidiary	987	1,098

Total stockholders' equity	46,038	43,816

Total liabilities and stockholders' equity	$50,414	$48,071

ALTAIR NANOTECHNOLOGIES REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Product sales	$62	$225	$253	$389
Less sales returns	(183)	-	(183)	-
Commercial collaborations	67	993	766	1,513
Contracts and grants	51	685	63	1,070
Total revenues	(3)	1,903	899	2,972
Operating Expenses
Cost of sales - product	163	21	348	79
Cost of sales – warranty and inventory reserves	-	(2,865)	-	(2,865)
Research and development	2,268	5,112	5,296	10,370
Sales and marketing	598	769	1,208	1,435
Notes receivable extinguishment	-	1,722	-	1,722
General and administrative	2,780	2,440	5,597	5,703
Depreciation and amortization	673	640	1,407	1,213
Total operating expenses	6,482	7,839	13,856	17,657
Loss from Operations	(6,485)	(5,936)	(12,957)	(14,685)
Other Income (Expense)
Interest expense	(13)	(23)	(31)	(50)
Interest income	48	248	119	630
Realized loss on investment	-	-	(18)	-
Gain/(Loss) on foreign exchange	2	(1)	(2)	(4)
Total other income, net	37	224	68	576

Net Loss	(6,448)	(5,712)	(12,889)	(14,109)

Less: Noncontrolling interests’ share	55	52	111	160

Net Loss attributable to Altair Nanotechnologies, Inc.	$(6,393)	$(5,660)	$(12,778)	$(13,949)

Loss per common share - basic and diluted	$(0.07)	$(0.07)	$(0.13)	$(0.17)

Weighted average shares - basic and diluted	97,358,071	84,488,315	95,182,687	84,354,147